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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

                        Date of Report: December 13, 2005
                        (Date of earliest event reported)

                           XECHEM INTERNATIONAL, INC.

             (Exact name of registrant as specified in the charter)

           Delaware                      0-23788                  22-3284403
(State or other jurisdiction       (Commission File No.)        (IRS Employer
      of incorporation)                                      Identification No.)


                         New Brunswick Technology Center
                    100 Jersey Avenue, Building B, Suite 310
                      New Brunswick, New Jersey 08901-3279
                    (Address of Principal Executive Offices)

                                 (732) 247-3300
               Registrant's telephone number including area code)

                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)

                       ---------------------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

      On December 13, 2005, Xechem International, Inc. (the "Company") entered into an agreement in principle concerning the settlement of the Xechem, Inc. and Xechem International, Inc. vs. Bristol-Myers Squibb Company, 03 C 1920 lawsuit.

      Xechem filed an anti-trust lawsuit against Bristol-Myers Squibb on March 17, 2003, to secure damages, injunctive and other equitable relief for Bristol-Myers Squibb's alleged violations of federal and state antitrust laws. The case, filed in the United States District Court, Northern District of Illinois, arose out of Bristol-Meyers Squibb's allegedly unlawful maintenance of a monopoly over the United States market for paclitaxel based anti-cancer drugs and conspiracy to further its monopoly.

      The lawsuit alleged that Bristol-Myers Squibb (BMS) was liable for violation of Section 2 of the Sherman Act (15 USC 2). Xechem sought an award in damages in the sum of $50 million dollars with damages to be trebled to at least $150 million dollars. The case was dismissed in late 2003, and the Company filed an appeal of the dismissal with the U.S. Court of Appeals for the Seventh Circuit. On September 23, 2004, the U.S. Court of Appeals for the Seventh Circuit reversed the District Court opinion and determined that the basis for dismissal was improper. It reinstated and remanded the case to the District Court.

      In return for Xechem's full release of all claims that were or could have been asserted against BMS in connection with the case, BMS agreed to pay Xechem $4.2 million and further agreed to release Xechem from all claims BMS could have asserted against Xechem in the case. Each party agreed to bear their own costs, fees and expenses. Further, BMS agreed to waive the $29,599.14 fee award granted by the Court on September 7, 2005. It is anticipated that BMS will make the settlement payment to Xechem in January 2006. The agreement in principle is subject to execution of a definitive settlement agreement.

      During 2002, Xechem issued convertible notes totaling $367,000, which figure was increased by an additional funding of $767,000 by certain investors during the twelve months ended December 31, 2003, at which time debentures were converted into term notes. The term notes bear simple interest at 8% per annum, plus additional interest equal to 40% of the net judgment or settlement proceeds with respect to the BMS lawsuit (after deduction of legal fees and costs). A portion of the BMS settlement will be used to satisfy the interest due on this financing.

      After payment of legal fees, costs, interest due on prior financings and prorations, it is anticipated that the Company will receive approximately $1.6 million from the settlement.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   December 19, 2005

                                         XECHEM INTERNATIONAL, INC.

                                         By: /s/ Ramesh C. Pandey
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                                             Ramesh C. Pandey, Ph.D.,
                                             Chief Executive Officer